Exhibit 99.1


FOR IMMEDIATE RELEASE

BAYLAKE CORP. REPORTS ON PROGRESS IN 2004

     STURGEON BAY, WI--Baylake Corp. (OTC BB: BYLK), the holding company for Baylake Bank, held its annual shareholders' meeting Monday, June 7, 2004 at the Baylake Bank Conference Center in Sturgeon Bay.

     Chairman of the Board T.L. Herlache reviewed the 2003 performance numbers with the approximately 130 shareholders in attendance. Among the topics included in the review were year-to-year comparisons as well as five-year trend review of total deposit, loan, asset growth, net income, and earnings per share data. After the review of 2003, Herlache highlighted results for the first five months of 2004. Net income (unaudited) was up 14.5% for the five months ended May 31, 2004 compared to the same period a year ago. Net interest income before provision for loan loss was up 16.1%. Net interest income after the provision for loan loss increased 21.3%. Total assets as of the end of May 2004 exceeded $1 billion.

     The topic of loan quality and the initiatives being taken to further ensure loan quality for the corporation were specifically addressed. Mike Gilson, Executive Vice President Business Services/Lending provided a summary as to the decisions and factors that contributed to the current loan portfolio size and make-up and described specific steps taken that are contributing to the improvement in asset quality.

     "I feel we have identified the issues and are taking the right steps to further improve our loan quality. Loan quality issues have not been a part of our history and we don't intend for them to be part of our future," Gilson said.

     According to Gilson, the primary steps contributing to improvement include better underwriting and loan review processes, depth of experience in our loan officers, as well as improved pricing models that further compensate for risk.

     "Since the mid 90's...we have seen substantial growth in loans in addition to what we acquired through merger and acquisitions. Most of this growth was on the commercial side, now representing 75-80% of our loan portfolio," Gilson said.

     In addition, Baylake Bank currently has a servicing portfolio of $154 million, primarily made up of real estate mortgages and SBA loans that were originated and sold off to the secondary market.

     According to Gilson, some of the advantages that this type of growth represents include contributions to non-interest income, and the development of total business and personal banking relationships with new customers.

     After reviewing interest income and non-interest income contributions for 2003, Herlache invited Senior Vice President Robert Swank to inform shareholders of initiatives being taken and progress made in the Trust Division during the last year.

     According to Swank, the division has added key personal and expanded services providing a wide array of background in tax, legal, investment and traditional trust services.

     Swank comes to the bank with twenty years of legal and banking experience, and has been in charge of the Division for just over one year.

     Executive Vice President and Chief Investment Officer John Hauser, provided information regarding Baylake Corp. stock price, trading activity, and volume trend data.

     "One of the frustrations we have had over the past few years is that our price earnings ratio has been consistently below the market average," Hauser said. He added that measures continue to be taken to build awareness of the availability of Baylake Corp. stock. and to continue to tell the story of Baylake Bank.

     A question and answer period followed and Herlache responded to shareholder questions regarding bank performance, levels of employee and management bonuses and progress in the Green Bay market.

     In other business, shareholders reelected John W. Bunda, Thomas L. Herlache, Paul Jay Sturm, and Roger G. Ferris for three-year terms and Baylake Corp. director Dee Geurts-Bengtson was introduced as the newest member of the Baylake Corp. Board.

     A De Pere native, Geurts-Bengtson is the Executive of Special Events for the Green Bay Packers and was appointed to the board in July of 2003 for a three- year term. Prior to her current position, she was the Vice President of the Green Bay Area Visitor and Convention Bureau and worked for the bureau for 20 years.

     "I am honored to be with Baylake Bank...and I believe I can play an important role in this top notch organization," Geurts-Bengtson said.

     Baylake Corp. provides a variety of banking and financial services from 27 Baylake Bank financial centers located throughout Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995; This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future conditional verbs such as "will," "would," "should," "could," or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. This press release, and the most recent periodic reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2003 and its Form 10-Q for the quarterly period ended March 31, 2004, describe some of these factors, including certain credit, market, operational, liquidity and interest rate risks associated with the Company's business and operations. Other factors include changes in general business and economic conditions, world events (especially those which could affect our customers' tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements peak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.


FOR MORE INFORMATION CONTACT
Steven D. Jennerjohn
Senior Vice President Accounting Division
(920) 743-5551